Exhibit 99.1
NANOPHASE ANNOUNCES RECORD THIRD QUARTER REVENUE
Revenues Increase 45% Year-Over-Year; Largest Revenue Quarter in Company History
Romeoville, IL, October 26, 2006 — Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced the highest quarter revenues in the Company’s history, a mark Nanophase previously set in the second quarter of 2006. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.
For the quarter ended September 30, 2006, revenue rose to $2.43 million compared to $1.68 million in the third quarter of 2005, a 45% revenue increase year-over-year. Third quarter gross margin was the highest quarterly gross margin in the Company’s history at 30% of revenue, an increase of 247% compared to the third quarter of 2005. Nanophase reported a third quarter 2006 net loss of $0.92 million, or $0.05 per share (fully diluted), compared with a net loss for the third quarter of 2005 of $1.54 million, or $0.09 per share (fully diluted).
For the first nine months of 2006, total revenues rose to $6.8 million compared to $5.4 million in the first nine months of 2005, for a revenue increase of $1.4 million, or 27% year-over-year. Revenues in the first nine months of 2006 were greater than total revenue for 2005. Gross margin for the first nine months of 2006 reached 23% of revenue versus 16% in the same period of 2005; in dollars, gross margin increased 85% year-over-year. Nanophase reported a net loss for the first three quarters of 2006 of $3.6 million, or $0.20 per share (fully diluted), compared with a net loss for the same period of 2005 of $4 million, or $0.23 per share (fully diluted). Under new accounting rules effective January 2006, equity compensation costs increased by $400,000, increasing the 2006 nine month loss by $0.02 per share compared to 2005.
“Third quarter 2006 revenue growth continues Nanophase’s solid revenue growth trend for 2006,” stated Joseph Cross, Nanophase’s president and CEO. “Not only was the quarter a new revenue record for the Company, third quarter revenue also represents slight sequential quarterly growth over the second quarter, which is an improved pattern over earlier years where the third quarter typically was lower than the second quarter. We have added new customers, notably in architectural coatings that represent over 20% of year-to-date revenues, and are seeing increased traction with all of our market partners for sunscreen and personal care applications, semiconductor CMP, and coatings and plastics. We remain optimistic for continued revenue growth going forward.”
“We are pleased with continued gross margin growth as volume grows since it follows our financial business models. Continued revenue growth with increasing gross margins is a positive achievement toward management’s profitable growth objectives. Despite a difficult market for commodity raw materials used to make our nanoengineered products, we have been able to increase gross margins by continued operational improvements and pricing surcharges. It is gratifying to see almost a 50% growth in gross margin percentage year-over-year for the first nine months.”
Nine month and third quarter developments include:
1.	Intellectual property growth: Nanophase currently owns or licenses 19 U.S. patents and patent applications, two of which have been issued or allowed in 2006, and 47 foreign patents and patent applications, three of which have been issued or allowed during 2006. Product development teams from Nanophase and its market partners have generated eight patent applications during 2006 focused on nanomaterial product applications.
2.	Received a $5 million strategic investment from Rohm and Haas to extend its global partnership for the use of new nanomaterials and nanomaterial dispersions for semiconductor polishing (CMP).

3.	Received a long-term supply agreement with Roche Diagnostics to supply nanomaterials for medical diagnostics.

4.	Received a long-term supply agreement with BASF to supply patented and patent-pending surface engineered nanoparticles for BASF’s Z-Cote® MAX brand.

5.	Increased vital capacity for growth: based on potential market demand for dispersed nanomaterials in plastic and coating additives, architectural coatings, and CMP for semiconductors, Nanophase has added manufacturing capacity to support projected volume growth through 2007.

6.	Continued improving the Company’s technology: implemented the second generation NAS reactor and made significant progress on the third generation PVS reactor design, planned to be in production trials during the last quarter of 2006, which is highly automated and potentially offers increased production rates, improved yields, alternative raw material formats, and further reductions in overall manufacturing costs.

7.	Launched Nanophase’s first textile application: Via Cognis, launched Belfasun™, advertised as the world’s first sun-protective cotton treatment, for details visit www.cognis.com/framescout.html?/textiles/Home.htm.
Nanophase has scheduled its quarterly conference call for October 26, 2006 at 4:00 CDT, 5:00 EDT, which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through November 2, 2006 by dialing 706-645-9291 and entering code 9060723or by logging onto the Company’s website and following the above directions.
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 19 United States and 47 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.
This press release contains words such as “expects”, ”shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10Q filed August 8, 2006 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$702,669	$340,860
Investments	9,516,137	8,168,092
Trade accounts receivable, less allowance for doubtful accounts of $22,195 and $23,533 on September 30, 2006 and December 31, 2005, respectively	1,098,164	1,180,117
Other receivable	32,175	—
Inventories, net	950,467	801,217
Prepaid expenses and other current assets	273,628	414,363

Total current assets	12,573,240	10,904,649

Equipment and leasehold improvements, net	7,755,373	6,587,787
Other assets, net	656,042	680,908

	$20,984,655	$18,173,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$200,254
Current portion of deferred other revenue	127,273	56,757
Current portion of capital lease obligations	32,242	—
Accounts payable	694,000	285,076
Accrued expenses	1,513,673	1,152,127

Total current liabilities	2,367,188	1,694,214

Long-term debt, less current maturities and unamortized debt discount	1,353,014	1,265,875
Long-term portion of capital lease obligations	59,074	—
Deferred other revenue, less current portion	222,727	293,243

	1,634,815	1,559,118

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 18,929,477 and 17,976,592 shares issued and outstanding on September 30, 2006 and December 31, 2005, respectively	189,295	179,766
Additional paid-in capital	77,958,955	72,307,887
Accumulated deficit	(61,165,598)	(57,567,641)

Total stockholders’ equity	16,982,652	14,920,012

	$20,984,655	$18,173,344

NANOPHASE TECHNOLOGIES CORPORATION
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Product revenue, net	$2,329,738	$1,579,552	$6,546,100	$5,105,312
Other revenue	96,052	95,062	276,161	267,409

Total revenue	2,425,790	1,674,614	6,822,261	5,372,721

Operating expense:
Cost of revenue	1,705,725	1,466,790	5,220,154	4,505,554
Research and development expense	550,208	486,346	1,584,487	1,457,026
Selling, general and administrative expense	1,143,530	1,043,907	3,772,388	3,381,243
Lease accounting adjustment	—	279,810	—	279,810

Total operating expense	3,399,463	3,276,853	10,577,029	9,623,633

Loss from operations	(973,673)	(1,602,239)	(3,754,768)	(4,250,912)
Interest income	90,563	73,054	248,045	209,471
Interest expense	(32,275)	(5,309)	(93,889)	(26,022)
Other, net	(328)	(213)	2,655	29,253

Loss before provision for income taxes	(915,713)	(1,534,707)	(3,597,957)	(4,038,210)
Provision for income taxes	—	—	—	—

Net loss	$(915,713)	$(1,534,707)	$(3,597,957)	$(4,038,210)

Net loss per share- basic and diluted	$(0.05)	$(0.09)	$(0.20)	$(0.23)

Weighted average number of common shares outstanding	18,380,334	17,954,371	18,128,994	17,925,256